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EXHIBIT 5.1

        [Epstein Becker & Green, P.C. Letterhead]

September 4, 2003

Bradley Pharmaceuticals, Inc.
383 Route 46 West
Fairfield, NJ 07004

Ladies and Gentlemen:

        We have acted as counsel to Bradley Pharmaceuticals, Inc. (the "Company") in connection with its filing of a registration statement on Form S-3 on September 4, 2003 (the "Registration Statement") covering the offer and sale by the selling securityholders named therein of $37,000,000 aggregate principal amount of the Company's 4% Convertible Senior Subordinated Notes due 2013 (the "Notes") and 1,850,000 shares of the Company's Common Stock, $.01 par value per share (the "Shares"), initially issuable by the Company upon conversion of the Notes.

        As such counsel, we have examined original copies, or copies certified to our satisfaction, of certain corporate records, agreements and other instruments, certificates of public officials and such other documents as we deemed necessary as a basis for the opinion hereinafter set forth.

        On the basis of the foregoing, we are of the opinion that: (i) the Notes have been duly authorized and constitute the valid and binding obligations of the Company, subject to any applicable bankruptcy, insolvency, reorganization or other law relating to or affecting creditors' rights generally; and (ii) the Shares have been duly authorized and, when issued upon conversion in accordance with the terms of the Notes, will be legally issued, fully paid and nonassessable.

        We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the heading "Legal Matters" in the prospectus constituting part of the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,
/s/ EPSTEIN BECKER & GREEN, P.C.

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  EXHIBIT 5.1